EXHIBIT 4.5

DESCRIPTION OF THE COMPANY’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2020, The Trade Desk, Inc. (“Company,” “we,” “us,” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A common stock.

DESCRIPTION OF CLASS A COMMON STOCK

Our authorized capital stock consists of 1,095,000,000 shares of common stock, par value $0.000001 per share, and 100,000,000 shares of preferred stock, par value $0.000001 per share. Our common stock is divided into two classes, Class A common stock and Class B common stock. Our authorized Class A common stock consists of 1,000,000,000 shares and our authorized Class B common stock consists of 95,000,000 shares.

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws, each of which is an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2020.

Voting Rights

Except as otherwise expressly provided in our certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to 10 votes per share of Class B common stock. Unless otherwise required by applicable law or described herein or in our certificate of incorporation, holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders; provided however, that until all shares of Class B common stock have converted into shares of Class A common stock, holders of our Class A common stock, voting as a separate class, are entitled to elect (1) two directors to our board of directors or (2) one director to the board of directors if the total number of authorized directors consists of eight or fewer directors.

Under the terms of our certificate of incorporation, we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote, voting together as a single class. In addition, we may not issue any shares of Class B common stock (other than upon exercise of options or other rights to acquire Class B common stock or in connection with a reclassification or dividend), unless that issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock.

We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Economic Rights

Except as otherwise expressly provided in our certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below.

Dividends.    Any dividend or distributions paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock shall receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock shall receive Class B common stock (or rights to acquire shares of Class B common stock).

Subdivisions and Combinations.    If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of all common stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Change of Control Transaction.    In connection with any change of control transaction (as defined in our certificate of incorporation), the holders of Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in our certificate of incorporation, including, without limitation, certain transfers for tax and estate planning purposes. In addition, upon the earliest of (1) December 22, 2025; (2) such date and time as determined by our board of directors following the first date on which Jeff Green is none of the following: (a) chief executive officer of the Company, (b) president of the Company or (c) chairman of our board of directors; and (3) a date specified by the holders of at least 66 2/3% of the outstanding shares of Class B common stock, all outstanding shares of Class B common stock shall convert automatically into Class A common stock, and no additional shares of Class B common stock will be issued.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty by any of our directors, officers, employees or stockholders owed to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; or (4) any action asserting a claim governed by the internal affairs doctrine. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences for our stockholders. Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to choose other forums for disputes with us or our directors, officers or employees.

Preferred Stock – Limitations on the Rights of Holders of Class A Common Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.  The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Dual-Class Common Stock

As described above, our certificate of incorporation provides for a dual class common stock structure, which provides our founders, pre-IPO investors, executives and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Removal of Directors

Our certificate of incorporation and our bylaws provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the votes that all of our stockholders would be entitled to cast in an election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office, and not by the stockholders unless our board of directors otherwise directs.

The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Super-Majority Voting

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 66 2/3% of the votes that all of our stockholders would be entitled to cast in an election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt any provisions inconsistent with certain provisions of our certificate of incorporation, including those described in this paragraph and those relating to the term and removal of our directors, the filling of a vacancy on our board of directors, the calling of special meetings of stockholders, stockholder action by written consent, the elimination of liability of directors to the maximum extent permitted by Delaware General Corporation Law, indemnification of our directors and officers and choice of forum.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation provides that so long as the outstanding shares of Class B common stock represent at least 50% of the total voting power of the outstanding shares of our capital stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board (or in the event of co-chairmen, either chairman), our chief executive officer, our president (if there is no chief executive officer), our board of directors or our secretary upon request by one or more stockholders of record who own, or who are acting on behalf of beneficial owners who own, in the aggregate, at least 20% of our outstanding shares of common stock on the record date as determined by our bylaws, and who each have owned at least such number of shares in the aggregate continuously from one year prior to the record date through the conclusion of the requested special meeting.

Authorized But Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Global Market (“NASDAQ”). These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The address of the transfer agent and registrar is 250 Royall Street, Canton, Massachusetts 02021.

Listing

Our Class A common stock is listed on NASDAQ under the symbol “TTD”.

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